Exhibit 99.1

Zumiez Inc. Reports March 2008 Sales Results

Net Sales Increased 11.3% to $31.5 Million

March 2008 Comparable Store Sales Decreased 3.0%

EVERETT, Wash.--(BUSINESS WIRE)--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended April 5, 2008 increased 11.3% to $31.5 million, compared to $28.3 million for the five-week period ended April 7, 2007. The company's comparable store sales decreased 3.0% for the five-week period, versus a comparable store sales increase of 17.0% in the year ago period.

To hear the Zumiez prerecorded March sales message, please dial (888) 317-6095 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 298 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company's quarterly report on Form 10-K for the year ended February 2, 2008 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500, ext. 1564
Chief Financial Officer
or
Investor:
Integrated Corporate Relations
Chad Jacobs/Brendon Frey
203-682-8200